                                                   Filed pursuant to Rule
                                                   424(b)(3) and (c)
                                                   Registration No. 333-42365


                SECOND PROSPECTUS SUPPLEMENT DATED JUNE 9, 1998
                  TO PROSPECTUS DATED APRIL 9, 1998 AND FIRST
                   PROSPECTUS SUPPLEMENT DATED APRIL 23, 1998

                          SMARTALK TELESERVICES, INC.
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This Second Prospectus Supplement amends and supplements the Prospectus dated April 9, 1998, as amended and supplemented by that First Prospectus Supplement dated April 23, 1998 (collectively, the "Prospectus"), relating to the 5 3/4% Convertible Subordinated Notes Due 2004 and the shares of common stock, no par value, of SmarTalk TeleServices, Inc., a California corporation, that are issuable upon conversion of the Notes. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     The Prospectus is hereby amended to modify the Selling Securityholders table on pages 25-28 of the Prospectus to add the following information to the end thereof:

      The table below sets forth information as of June 9, 1998 concerning beneficial ownership of the Notes of the Selling Securityholders listed therein. All information concerning beneficial ownership has been furnished by such Selling Securityholders.

                                                          PRINCIPAL
                                          PRINCIPAL       AMOUNT OF       COMMON STOCK        COMMON
                                          AMOUNT OF     NOTES OFFERED     OWNED PRIOR      STOCK OFFERED
    NAME OF SELLING SECURITYHOLDER       NOTES OWNED       HEREBY        TO OFFERING(1)      HEREBY(2)
    ------------------------------       -----------    -------------    --------------    -------------
BNP Arbitrage SNC......................  $2,300,000(3)   $2,300,000          93,719(4)         87,619
HBK Finance L.P. ......................  $4,860,000(5)   $4,860,000         185,143           185,143
HBK Offshore Fund Ltd. ................  $2,205,000(5)   $2,205,000          84,000            84,000
HBK Securities Ltd. ...................  $6,235,000(5)   $6,235,000         237,524           237,524

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(1) Comprises the shares of Common Stock into which the Notes held by such
    Selling Securityholders are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholders at the initial conversion rate and the offering of such shares by such Selling Securityholders pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes not previously listed.

(4) Includes 6,100 shares of Common Stock presently owned by such Selling Securityholder.

(5) Represents the total amount of Notes owned by such Selling Securityholders as of the date hereof.